Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219, 333-162219-01, 333-179685 and 333-179685-01

www.rbs.com/etnUS or 1.855. RBS.ETPS (1.855.727.3877)

Tame the Dragon with Trendpilot[TM]

The RBS China Trendpilot[TM] ETN tracks the RBS China Trendpilot[TM] Index which uses a trend-following strategy* to provide exposure to:

[]   BNY Mellon China Select ADR Total Return Index(SM) (the "Benchmark Index");
     or

[]   3-month US Treasury bills yield ("Cash Rate")

Use this trend-following strategy* to:

[]   participate in the Chinese ADRs included in the Benchmark Index when it is trending up

[]   provide potential protection when it is trending down

Back in the Market!

As of Wednesday, September 19, 2012, the RBS China Trendpilot[TM] ETN began tracking the BNY Mellon China Select ADR Total Return Index(SM).

The RBS China Trendpilot[TM] Index had been tracking the Cash Rate since May 11,
2012.

*If the closing level of the BNY Mellon China Select ADR Total Return Index(SM)
is at or above its historical 100-Index business day simple moving average for three consecutive Index business days, the RBS China Trendpilot[TM] Index will track the BNY Mellon China Select ADR Total Return Index(SM). If the BNY Mellon
China Select ADR Total Return Index(SM) closing level is below such moving average for three consecutive Index business days, the RBS China Trendpilot[TM]
Index will track the Cash Rate.

Learn more about trend-following strategies offered by RBS by calling  1.855.
RBS.ETPS (1.855.727.3877)  or visiting www.rbs.com/etnUS.

[GRAPHIC OMITTED]

NYSE Arca: TCHI Learn more about TCHI

Learn more about the RBS suite of ETNs

TCHI
RBS China Trendpilot[TM] ETN

Download: Prospectus | Factsheet

Inception Date 4/13/12

                                                               Intraday Indicative
Product                              ETN Ticker Inception Date Value Ticker
RBS Trendpilot ETNs
RBS US Large Cap Trendpilot[TM] ETN    TRND       12/6/10        TRND.IV
RBS US Mid Cap Trendpilot[TM] ETN      TRNM       1/25/11        TRNM.IV
RBS Gold Trendpilot[TM] ETN            TBAR       2/17/11        TBAR.IV
RBS Oil Trendpilot[TM] ETN             TWTI       9/13/11        TWTI.IV
RBS NASDAQ-100([R]) Trendpilot[TM] ETN TNDQ       12/8/11        TNDQ.IV
RBS China Trendpilot[TM] ETN           TCHI       4/13/12        TCHI.IV

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Trendpilot[TM] Index that the
RBS ETN tracks must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS Oil Trendpilot(TM) ETNs and the RBS Oil Trendpilot(TM) Index
(USD) do not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. Each
Trendpilot[TM] Index may underperform its respective Benchmark Index, and is expected to perform poorly in volatile markets. The RBS China Trendpilot[TM]
ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited an/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS ETNs are not principal protected and do not pay interest.
Any payment on the RBS ETNs is subject to the ability of the applicable issuer and guarantor to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the applicable pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank
of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS
Holdings N.V. (collectively, the RBS Entities) have filed registration statements (including prospectuses) with the Securities and Exchange Commission
(SEC) for the offering of RBS ETNs to which this communication may relate.
Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statements and other documents that have been filed with the
SEC for more complete information about the relevant RBS Entities and offerings.
You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling
1-855-RBS-ETPS (toll-free).

RBS China Trendpilot[TM] Index, RBS US Large Cap Trendpilot[TM] Index (USD), RBS
US Mid Cap Trendpilot[TM] Index (USD) and RBS Gold Trendpilot[TM] Index (USD)
are the property of The Royal Bank of Scotland plc, which has contracted with
SandP Opco, LLC (a subsidiary of SandP Dow Jones Indices LLC) ("SandP Dow Jones
Indices") to maintain and calculate these Trendpilot Indices. The SandP 500([R])
Index and the SandP MidCap 400([R]) Index are the exclusive property of SandP
Dow Jones Indices and have been licensed for use by RBSSI and its affiliates in connection with the RBS US Large Cap Trendpilot[TM] Index (USD) and the RBS US
Mid Cap Trendpilot[TM] Index (USD), respectively. SandP Dow Jones Indices shall have no liability for any errors or omissions in calculating these
Trendpilot[TM] Indices. SandP([R]) is a registered trademark of SPFS Standard and Poor's Financial Services LLC ("SPFS") and Dow Jones([R]) is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed to SandP Dow Jones Indices. "Standard and Poor's([R])",
"SandP([R])", "SandP 500([R])" and "SandP MidCap 400([R])" are registered trademarks of SPFS and together with the "Calculated by SandP Dow Jones Indices
Custom" and its related stylized mark(s) have been licensed for use by RBSSI and its affiliates. The RBS China Trendpilot[TM] ETNs, RBS US Large Cap
Trendpilot[TM] ETNs, RBS US Mid Cap Trendpilot[TM] ETNs and RBS Gold
Trendpilot[TM] ETNs are not sponsored, endorsed, sold or promoted by SandP Dow
Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors, and neither SandP Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors make any representation regarding the advisability of investing in such RBS ETNs.

NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return IndexSM are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc. The RBS
NASDAQ-100([R]) Trendpilot(TM) Index is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the
RBS NASDAQ-100([R]) Trendpilot(TM) Index, either directly or through a third party. Currently, the RBS NASDAQ-100([R]) Trendpilot(TM) Index is calculated and maintained by Standard and Poor's ("SandP") on behalf of The NASDAQ OMX Group,
Inc. SandP and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS NASDAQ-100([R]) Trendpilot(TM) ETNs,
which are based on the RBS NASDAQ-100([R]) Trendpilot(TM) Index, have not been passed on by the Corporations or SandP as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or SandP. THE
CORPORATIONS AND SandP MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO
THE RBS NASDAQ-100([R]) TRENDPILOT(TM) ETNs.

RBS Oil Trendpilot(TM) Index (USD) and RBS 12-Month Oil Total Return Index (USD)
are the property of RBS plc and are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The RBS Oil Trendpilot[TM] ETNs, which track the
RBS Oil Trendpilot(TM) Index (USD) and RBS 12-Month Oil Total Return Index
(USD), are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and
NYSE Arca makes no representation regarding the advisability of investing in such ETNs. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY
EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE WITH RESPECT TO THE RBS OIL TRENDPILOT[TM] INDEX (USD) OR RBS
12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY DATA INCLUDED THEREIN. IN NO EVENT
SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.

BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR
Indices are service marks owned by The Bank of New York Mellon Corporation. This information is provided for general purposes only and is not investment advice.
We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY
Mellon's Depositary Receipt business is conducted through BNY Mellon.

BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of
BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to BNY Mellon ADR Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. For the full disclaimer please see the pricing supplement relating to the notes that RBS plc and RBS Group filed with the SEC.

Copyright[C] 2012 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of
RBS NV.